KNIFE RIVER CORPORATION REPORTS SECOND QUARTER 2025
FINANCIAL RESULTS

Achieved record backlog
Acquired two aggregates-led companies
Unfavorable weather impacted start to the construction season
BISMARCK, N.D. — August 5, 2025 — Knife River Corporation (NYSE: KNF), an aggregates-led, vertically integrated construction materials and contracting services company, today announced financial results for the second quarter ended June 30, 2025.

PERFORMANCE SUMMARY

	Three Months Ended June 30,
(In millions, except per share)	2025	2024	% Change
Revenue	$833.8	$806.9	3%
Net income	$50.6	$77.9	(35)%
Net income margin	6.1%	9.7%

Adjusted EBITDA	$140.8	$154.3	(9)%
Adjusted EBITDA margin	16.9%	19.1%

Net income per share	$0.89	$1.37	(35)%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY

"While second quarter financial results were below our expectations, we built our backlog to an all-time record of $1.3 billion and continued to invest in Knife River's long-term success, including two new acquisitions since the first quarter and additional process improvements," said Knife River President and CEO Brian Gray. "We believe these investments, along with a laser focus on our Competitive EDGE strategy, our proven business model and the nation's clear demand for infrastructure development, will continue to drive meaningful growth at Knife River for years to come.

"As we have demonstrated the past eight quarters since launching EDGE, we are focused on what we can control, including project execution, strategic growth, self-help through our Process Improvement Teams and optimizing the pricing of our materials," Gray said. "While we had a slower start to the construction season than anticipated — primarily due to wet weather throughout many of our states, project availability in Oregon and project timing in Mountain — these are challenges we have seen before and successfully managed. Knife River is built to deliver shareholder value through growth and resiliency over the long term."

Weather
Above-average precipitation in the quarter impacted our ability to get into the field and delayed projects in much of our footprint, particularly in the Central, Mountain and Energy Services segments.
•Central: From North Dakota to Texas, our operations experienced a significant number of rain days. Key Knife River markets throughout the region experienced rain on nearly 40% of available workdays. Additionally, the July flooding in Texas limited truck and rail access to our Honey Creek Quarry, which is temporarily impacting sales.

•Mountain: It also rained on nearly 40% of second quarter workdays in Cheyenne, Wyoming, and Billings, Montana.
•Energy Services: Rain in the Central and Mountain segments also impacted volumes at our liquid asphalt terminals in Iowa, South Dakota, Texas and Wyoming.

Oregon Economy
The reduced demand in Oregon that we discussed in the first quarter continued in the second. We saw fewer bid lettings and paving projects as the Department of Transportation navigates a challenging funding environment. The Oregon Legislature attempted to pass a 10-year, $11.7 billion transportation funding bill during its 2025 session, but closed the session without a new transportation bill. The absence of that new package will continue to be a headwind in 2025. On the private side, high interest rates and macroeconomic uncertainty have continued to delay private projects. However, Oregon has been a top performer for us over the last decade, and we expect it will continue to significantly contribute to Knife River's success, despite the current challenges.

Record Backlog and Funding
Our backlog of $1.3 billion is nearly 30% higher than the same period last year, at slightly lower expected margins.
•We added $650 million to our backlog in the second quarter, compared to the $400 million we added during the same period in 2024.
•Nearly 90% of our backlog is public work, with approximately 80% of it expected to be converted to revenue within one year.
•We expect the backlog to drive volume growth across our product lines in the second half of 2025.
•Budgets at the state and federal levels remain near all-time records. We believe public funding will continue to support the build-out of America’s infrastructure for years to come.

EDGE: Strategic Acquisitions
The integration of Strata into our systems and processes is on schedule, creating synergies that we expect will have a positive effect in the second half of 2025 and going forward. Additionally, since our first quarter earnings announcement, Knife River has acquired two bolt-on, aggregates-led companies that expand our operations in Central Minnesota and Central Oregon. Both acquisitions have immediate synergies with Knife River, and their contributions have been factored into our updated guidance.
•Kraemer Trucking and Excavating (Closed May 2025)
◦St. Cloud, Minnesota – approximately 90 employees.
◦Sand and gravel reserves to support our existing operations.
◦Hard-rock reserve that enhances our ability to serve the Minneapolis suburbs.
◦Contracting services.
•High Desert Aggregate and Paving (Closed July 2025)
◦Bend, Oregon – approximately 60 employees.
◦Aggregate reserves.
◦Four asphalt plants (subsequently sold two).
◦Contracting services, including paving.

EDGE: Optimizing Prices
•During the quarter, we achieved low-double-digit price increases for aggregates, high-single-digit increase for ready-mix and low-single-digit increase for asphalt.
•Our operations teams continued the rollout of our integrated materials-quoting tool, along with additional sales training.

EDGE: Process Improvement Teams
Our PIT Crews made further progress on EDGE initiatives to drive improvements in our business, including:
•Training on variable operating costs for over 80 aggregate plant managers.
•Standardization and best-practice sharing within our fleet management, quality control teams and aggregate production.
•In-cab camera technology with AI coaching for our DOT drivers' safety, along with rollout of our new safety program.

Outlook
"Our business fundamentals are strong, and we remain committed to our long-term goal of achieving 20% adjusted EBITDA margin," Gray said. "Because of the slower start to the 2025 construction season — driven by weather and the decrease of available work in Oregon — as well as impacts from the July flooding in Texas, we are revising our full-year 2025 adjusted EBITDA guidance to a range of $475 million to $525 million. We remain focused on price optimization, cost control and executing on our record backlog. Our nation's roads need repair, funding levels are at or near record levels in most of our markets and we continue to improve our business through our EDGE initiatives. Knife River is resilient, and we believe we are well-positioned for long-term success."

SECOND QUARTER 2025 RESULTS
For the three months ended June 30, 2025, we reported consolidated revenue of $833.8 million, a 3% increase from the prior-year, primarily driven by contributions from Strata and Albina operations and increased product pricing, offset in part by a decrease in contracting services workloads in Oregon and Montana. All product lines experienced cost increases in the second quarter compared to the prior year, with aggregates having the highest increase due to less production and higher per-unit fixed costs. We also had higher selling, general and administrative costs, including overhead from the addition of Strata and Albina and $1.9 million related to our corporate due diligence and integration process.
As previously announced, we made a change to our organizational structure in January 2025 to better align with our business strategy. Our former Pacific and Northwest operating segments were combined to form the new West operating segment. Our former North Central and South operating segments were combined to form the new Central operating segment. The reorganization resulted in four operating segments: West, Mountain, Central and Energy Services, each of which is also a reportable segment. Prior periods presented have been recast to conform to the current reportable segment presentation.
See the section entitled "Non-GAAP Financial Measures" for more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure.

REPORTING SEGMENT PERFORMANCE
West
Alaska, California, Hawaii, Oregon, Washington	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$317.4	$332.8	(5)%	$525.7	$531.5	(1)%
EBITDA	$60.7	$68.5	(11)%	$85.7	$87.9	(3)%
EBITDA margin	19.1%	20.6%		16.3%	16.5%
Second quarter revenue in Alaska, California and Hawaii was up 12% year-over-year, largely offsetting a 15% revenue decrease in Oregon. The segment saw an increase in public-agency and commercial work in California, as well as improved ready-mix and cement volumes in Hawaii. EBITDA was $60.7 million for the quarter, an 11% decrease year-over-year, driven by fewer projects in Oregon. Partially offsetting the decrease were improved contracting services margins in California and higher profitability in Hawaii and Alaska.

Mountain
Idaho, Montana, Wyoming	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$176.1	$194.0	(9)%	$242.1	$253.8	(5)%
EBITDA	$30.9	$43.1	(28)%	$14.6	$37.0	(60)%
EBITDA margin	17.6%	22.2%		6.0%	14.6%
Second quarter revenue decreased to $176.1 million, primarily the result of less contracting services activity in Montana and Idaho, due to the type and timing of work, particularly fewer asphalt paving and airport projects during the quarter compared to the same period last year. This timing, compounded by weather delays in certain markets, contributed to lower aggregate and asphalt volumes. Partially offsetting this was higher aggregate and ready-mix pricing. EBITDA decreased 28%, largely related to lower contracting services activity and aggregate sales volumes, as well as increased aggregate production costs. As we head into the second half of the year, this segment has record backlog and strong DOT budgets.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$255.2	$214.7	19%	$323.1	$275.7	17%
EBITDA	$44.4	$36.2	23%	$20.1	$17.4	15%
EBITDA margin	17.4%	16.9%		6.2%	6.3%
Second quarter revenue increased 19% year-over-year to $255.2 million, largely from the contributions of Strata's operations. EBITDA improved 23%, with approximately $5.7 million of the increase coming from Strata and $4.3 million from increased gains on the sale of assets. Slightly offsetting the increase was a decrease in contracting services margin, mostly due to unfavorable weather in the latter part of the quarter.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2025	2024	% Change	2025	2024	% Change
	(In millions)
Revenue	$97.4	$76.2	28%	$111.3	$89.0	25%
EBITDA	$17.1	$19.4	(12)%	$9.3	$16.9	(45)%
EBITDA margin	17.5%	25.4%		8.3%	19.0%
Second quarter revenue increased 28% year-over-year, primarily related to the prior year's Albina Asphalt acquisition, as well as our newly constructed polymer modified asphalt plant in South Dakota. EBITDA decreased $2.3 million year-over-year as a result of competitive market conditions, as well as planned maintenance activities to our railcars and facilities.

CAPITAL ALLOCATION & LIQUIDITY
For the six months ended June 30, 2025, we spent $111.0 million, largely on the replacement of depleting aggregate reserves, construction equipment and plant improvements. Additionally, we spent $619.5 million on growth initiatives, comprised of $501.9 million on acquisitions and $117.6 million on aggregate expansion and greenfield projects.
For the full year 2025, we expect capital expenditures for maintenance and improvement to be between 5% and 7% of revenue guidance. For the remainder of 2025, we expect to spend $50.1 million on organic growth projects. Capital expenditures for future acquisitions and new organic growth opportunities would be incremental to our outlined capital program.

As of June 30, 2025, Knife River had $26.6 million of unrestricted cash and cash equivalents, $1.4 billion of gross debt and $294.0 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 3.1x at June 30, 2025, as expected during peak construction season and with the acquisitions we have funded. We expect net leverage to be at or below our long-term target of 2.5x by year end.

2025 FINANCIAL GUIDANCE
Knife River expects full-year 2025 financial results, including completed acquisitions to date, in the ranges noted in the following table. We expect price increases of high-single digits for aggregates and mid-single digits for ready-mix, and for asphalt pricing to be flat. We expect consolidated volume increases of mid-single-digits for aggregates and low-double-digits for ready-mix, and for asphalt volumes to be flat. With the exception of the flooding in Texas and the Oregon economy, both of which are included in the update, the guidance ranges are based on normal weather, economic and operating conditions.

	Low	High
	(In millions)
Revenue
Revenue (Knife River Consolidated)	$3,100.0	$3,300.0

Adjusted EBITDA
Geographic Segments and Corporate Services	425.0	465.0
Energy Services	50.0	60.0
Knife River Consolidated	$475.0	$525.0

SECOND QUARTER 2025 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EDT on August 5, 2025, to discuss second quarter results and conduct a question-and-answer session. The event will be webcast at https://events.q4inc.com/attendee/928353618.

To participate in the live call:
•Domestic: 1-800-549-8228
•International: 1-289-819-1520
Conference ID: 17599

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Zane Karimi, Director of Investor Relations, 503-944-3508
Media Contact: Tony Spilde, Vice President of Communications, 541-693-5949

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Revenue:
Construction materials	$493.6	$435.1	$707.0	$639.2
Contracting services	340.2	371.8	480.2	497.3
Total revenue	833.8	806.9	1,187.2	1,136.5
Cost of revenue:
Construction materials	377.1	310.3	610.9	520.1
Contracting services	299.4	320.4	428.7	433.7
Total cost of revenue	676.5	630.7	1,039.6	953.8
Gross profit	157.3	176.2	147.6	182.7
Selling, general and administrative expenses	69.2	59.5	142.2	119.7
Operating income	88.1	116.7	5.4	63.0
Interest expense	22.3	13.9	37.6	27.9
Other income	2.2	1.3	6.8	5.1
Income (loss) before income taxes	68.0	104.1	(25.4)	40.2
Income tax expense (benefit)	17.4	26.2	(7.3)	9.9
Net income (loss)	$50.6	$77.9	$(18.1)	$30.3

Net income (loss) per share:
Basic	$.89	$1.38	$(.32)	$.54
Diluted	$.89	$1.37	$(.32)	$.53
Weighted average common shares outstanding:
Basic	56.7	56.6	56.6	56.6
Diluted	56.9	56.8	56.6	56.8

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	June 30, 2025	June 30, 2024	December 31, 2024
	(In millions, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$77.7	$57.2	$281.1
Receivables, net	428.1	422.9	267.3
Costs and estimated earnings in excess of billings on uncompleted contracts	64.0	49.2	31.3
Inventories	479.5	385.4	380.3
Prepayments and other current assets	54.0	35.0	27.7
Total current assets	1,103.3	949.7	987.7
Noncurrent assets:
Net property, plant and equipment	1,924.3	1,355.4	1,441.7
Goodwill	464.1	275.2	297.2
Other intangible assets, net	38.1	10.1	29.4
Operating lease right-of-use assets	49.1	47.8	49.4
Investments and other	52.6	44.7	45.8
Total noncurrent assets	2,528.2	1,733.2	1,863.5
Total assets	$3,631.5	$2,682.9	$2,851.2
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$11.8	$7.1	$10.5
Accounts payable	172.1	164.2	140.8
Billings in excess of costs and estimated earnings on uncompleted contracts	36.3	45.1	42.1
Accrued compensation	31.4	29.2	50.7
Accrued interest	7.7	7.2	5.5
Other taxes payable	18.0	15.6	8.3
Current operating lease liabilities	14.3	13.6	14.8
Other accrued liabilities	105.6	96.3	97.3
Total current liabilities	397.2	378.3	370.0
Noncurrent liabilities:
Long-term debt	1,341.2	672.5	666.9
Deferred income taxes	257.5	179.2	174.7
Noncurrent operating lease liabilities	34.8	34.2	34.5
Other	139.7	120.0	129.0
Total liabilities	2,170.4	1,384.2	1,375.1
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,095,301 shares issued and 56,664,165 shares outstanding at June 30, 2025; 57,043,841 shares issued and 56,612,705 shares outstanding at June 30, 2024; 57,043,841 shares issued and 56,612,705 shares outstanding at December 31, 2024
	.6	.6	.6
Other paid-in capital	623.9	616.7	620.9
Retained earnings	849.4	696.2	867.5
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)	(3.6)
Accumulated other comprehensive loss	(9.2)	(11.2)	(9.3)
Total stockholders' equity	1,461.1	1,298.7	1,476.1
Total liabilities and stockholders' equity	$3,631.5	$2,682.9	$2,851.2

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	June 30,
	2025	2024
	(In millions)
Operating activities:
Net income (loss)	$(18.1)	$30.3
Adjustments to reconcile net income (loss) to net cash used in operating activities	79.9	69.8
Changes in current assets and liabilities, net of acquisitions:
Receivables	(177.4)	(178.1)
Inventories	(59.9)	(65.4)
Other current assets	(18.1)	2.5
Accounts payable	36.2	57.9
Other current liabilities	(15.6)	(12.8)
Pension and postretirement benefit plan contributions	(.3)	(.3)
Other noncurrent changes	5.5	6.4
Net cash used in operating activities	(167.8)	(89.7)
Investing activities:
Capital expenditures	(228.6)	(103.6)
Acquisitions, net of cash acquired	(501.9)	(10.2)
Net proceeds from sale or disposition of property and other	31.4	6.8
Investments	(2.8)	(3.2)
Net cash used in investing activities	(701.9)	(110.2)
Financing activities:
Issuance of long-term debt	683.0	—
Repayment of long-term debt	(3.0)	(3.5)
Debt issuance costs	(11.1)	—
Tax withholding on stock-based compensation	(2.6)	(1.7)
Net cash provided by (used in) financing activities	666.3	(5.2)
Decrease in cash, cash equivalents and restricted cash	(203.4)	(205.1)
Cash, cash equivalents and restricted cash -- beginning of year	281.1	262.3
Cash, cash equivalents and restricted cash -- end of period	$77.7	$57.2

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
West	$317.4		$332.8		$525.7		$531.5
Mountain	176.1		194.0		242.1		253.8
Central	255.2		214.7		323.1		275.7
Energy Services	97.4		76.2		111.3		89.0
Total segment revenues	846.1		817.7		1,202.2		1,150.0
Corporate Services and Eliminations	(12.3)		(10.8)		(15.0)		(13.5)
Consolidated revenues	$833.8		$806.9		$1,187.2		$1,136.5

EBITDA by segment:
West	$60.7	19.1%	$68.5	20.6%	$85.7	16.3%	$87.9	16.5%
Mountain	30.9	17.6%	43.1	22.2%	14.6	6.0%	37.0	14.6%
Central	44.4	17.4%	36.2	16.9%	20.1	6.2%	17.4	6.3%
Energy Services	17.1	17.5%	19.4	25.4%	9.3	8.3%	16.9	19.0%
Total segment EBITDA (a)	153.1	18.1%	167.2	20.4%	129.7	10.8%	159.2	13.8%
Corporate Services and Eliminations (b)	(13.4)	N.M.	(15.8)	N.M.	(31.5)	N.M.	(28.4)	N.M.
Consolidated EBITDA (a)	$139.7	16.8%	$151.4	18.8%	$98.2	8.3%	$130.8	11.5%
(a)Consolidated EBITDA, total segment EBITDA, Consolidated EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."
(b)N.M. - not meaningful

The following table summarizes backlog for the company.

	June 30, 2025	June 30, 2024
	(In millions)
West	$282.4	$320.8
Mountain	483.4	365.5
Central	487.6	302.2
	$1,253.4	$988.5
Margins on backlog at June 30, 2025, are expected to be slightly lower than the margins on backlog at June 30, 2024. Approximately 91% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Sales (thousands):
Aggregates (tons)	8,826	9,408	12,693	13,663
Ready-mix concrete (cubic yards)	1,041	975	1,585	1,505
Asphalt (tons)	1,643	1,813	1,842	2,034

Average selling price:*
Aggregates (per ton)	$18.80	$16.84	$19.49	$17.76
Ready-mix concrete (per cubic yard)	$197.91	$184.12	$198.37	$185.63
Asphalt (per ton)	$67.45	$65.82	$68.92	$66.76
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$165.9		$158.4		$247.4		$242.7
Ready-mix concrete	206.0		179.5		314.4		279.4
Asphalt	110.8		119.3		127.0		135.7
Liquid asphalt	85.9		65.3		98.1		76.3
Other*	79.6		77.7		123.0		116.7
Contracting services	340.2		371.8		480.2		497.3
Internal sales	(154.6)		(165.1)		(202.9)		(211.6)
Total revenues	$833.8		$806.9		$1,187.2		$1,136.5

Gross profit by product line:
Aggregates	$34.6	20.8%	$39.6	25.0%	$28.6	11.6%	$44.4	18.3%
Ready-mix concrete	32.4	15.7%	29.8	16.6%	41.1	13.1%	38.5	13.8%
Asphalt	16.8	15.2%	17.3	14.5%	11.2	8.8%	11.7	8.6%
Liquid asphalt	14.9	17.4%	15.8	24.2%	10.7	10.9%	14.8	19.5%
Other*	17.8	22.3%	22.3	28.7%	4.5	3.7%	9.7	8.3%
Contracting services	40.8	12.0%	51.4	13.8%	51.5	10.7%	63.6	12.8%
Total gross profit	$157.3	18.9%	$176.2	21.8%	$147.6	12.4%	$182.7	16.1%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding stock-based compensation and unrealized gains and losses on benefit plan investments as they are considered non-cash and not part of our core operations. We also exclude the one-time, non-recurring costs associated with the separation of Knife River from MDU Resources as those are not expected to continue. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and one-time separation costs, to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In millions)
Net income (loss)	$50.6	$77.9	$(18.1)	$30.3
Depreciation, depletion and amortization	50.2	34.5	88.9	66.7
Interest expense, net	21.5	12.8	34.7	23.9
Income taxes	17.4	26.2	(7.3)	9.9
EBITDA	$139.7	$151.4	$98.2	$130.8
Unrealized (gains) losses on benefit plan investments	(1.8)	(0.4)	(1.1)	(1.6)
Stock-based compensation expense	2.9	1.8	5.7	3.6
One-time separation costs	—	1.5	—	3.8
Adjusted EBITDA	$140.8	$154.3	$102.8	$136.6

Revenue	$833.8	$806.9	$1,187.2	$1,136.5
Net income (loss) margin	6.1%	9.7%	(1.5)%	2.7%
EBITDA margin	16.8%	18.8%	8.3%	11.5%
Adjusted EBITDA margin	16.9%	19.1%	8.7%	12.0%
The following table provides the reconciliation of consolidated net income (loss) to total segment EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In millions)
Net income (loss)	$50.6	$77.9	$(18.1)	$30.3
Depreciation, depletion and amortization	50.2	34.5	88.9	66.7
Interest expense, net	21.5	12.8	34.7	23.9
Income taxes	17.4	26.2	(7.3)	9.9
EBITDA	$139.7	$151.4	$98.2	$130.8
Less corporate services EBITDA	(13.4)	(15.8)	(31.5)	(28.4)
Total segment EBITDA	$153.1	$167.2	$129.7	$159.2
The following tables provide the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended June 30, 2025	Six Months Ended June 30, 2025	Twelve Months Ended December 31, 2024	Six Months Ended June 30, 2024
	(In millions)
Net income (loss)	$153.3	$(18.1)	$201.7	$30.3
Depreciation, depletion and amortization	159.1	88.9	136.9	66.7
Interest expense, net	57.2	34.7	46.4	23.9
Income taxes	52.1	(7.3)	69.3	9.9
EBITDA	$421.7	$98.2	$454.3	$130.8
Unrealized (gains) losses on benefit plan investments	(2.4)	(1.1)	(2.9)	(1.6)
Stock-based compensation expense	9.9	5.7	7.8	3.6
One-time separation costs	—	—	3.8	3.8
Adjusted EBITDA	$429.2	$102.8	$463.0	$136.6

	Twelve Months Ended June 30, 2025
	(In millions)
Long-term debt	$1,341.2
Long-term debt - current portion	11.8
Total debt	1,353.0
Add: Unamortized debt issuance costs	17.0
Total debt, gross	1,370.0
Less: Cash and cash equivalents, excluding restricted cash	26.6
Total debt, net	$1,343.4
Trailing-twelve-months ended June 30, 2025, Adjusted EBITDA	$429.2

Net leverage	3.1	x

The following table provides a reconciliation of consolidated GAAP net income to EBITDA and Adjusted EBITDA for forecasted results.

	2025
	Low	High
	(In millions)
Net income	$143.4	$182.6
Adjustments:
Interest expense, net	79.0	79.0
Income taxes	51.7	62.5
Depreciation, depletion and amortization	190.5	190.5
EBITDA	$464.6	$514.6
Unrealized (gains) losses on benefit plan investments	(1.0)	(1.0)
Stock-based compensation expense	11.4	11.4
Adjusted EBITDA	$475.0	$525.0

Knife River’s long-term goal for net leverage target, year-end net leverage target, long-term adjusted EBITDA margin and projections for 2025 EBITDA contributions and 2025 Adjusted EBITDA margin are non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking long-term goal for net leverage target and projections for 2025 EBITDA contributions and 2025 Adjusted EBITDA margin, it does not provide a reconciliation of these non-GAAP financial measures as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of these measures without unreasonable efforts.

FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries, including with respect to the benefits of acquisitions. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s statements with respect to its EDGE strategy, shareholder value creation, financial guidance, expected long-term goals, expected backlog margin, acquisitions, financing plans, expected federal and state funding for infrastructure or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's 2024 Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from those expressed in the forward-looking statements. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.